                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  __________

                                 SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                        Newhall Land & Farming Company
--------------------------------------------------------------------------------
                               (Name of Issuer)

                              Depositary Receipts
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   651426108
--------------------------------------------------------------------------------
                                (CUSIP Number)

----------------------                                     --------------------
  CUSIP No. 651426108                13G                    Page 2 of 10 Pages
----------------------                                     --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Highfields Capital Management LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,466,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,466,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,466,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      5.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.

      PN
------------------------------------------------------------------------------

----------------------                                     --------------------
  CUSIP No. 651426108                 13G                   Page 3 of 10 Pages
----------------------                                     --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Highfields GP LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,466,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,466,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,466,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      5.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.

      OO
------------------------------------------------------------------------------

----------------------                                     --------------------
  CUSIP No. 651426108                13G                    Page 4 of 10 Pages
----------------------                                     --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Jonathon S. Jacobson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,466,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,466,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,466,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      5.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.

      IN
------------------------------------------------------------------------------

----------------------                                     --------------------
  CUSIP No. 651426108                13G                    Page 5 of 10 Pages
----------------------                                     --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Richard L. Grubman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,466,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,466,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,466,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      5.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.

      IN
------------------------------------------------------------------------------

----------------------                                     --------------------
  CUSIP No. 651426108                13G                    Page 6 of 10 Pages
----------------------                                     --------------------


Item 1(a).     Name of Issuer:

               Newhall Land & Farming Company
               -----------------------------------------------------------------

Item 1(b).     Address of Issuer's Principal Executive Offices:

               23823 Valencia Boulevard, Valencia CA 91355
               -----------------------------------------------------------------

Item 2(a).     Name of Person Filing:

               This statement is being filed by the following persons with respect to the depositary receipts of the Issuer directly owned by Highfields Capital I LP and Highfields Capital II LP (collectively, the "Funds"):

               (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

               (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

               (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP,
                     and

               (iv)  Richard L. Grubman, a Managing Member of Highfields GP.

               Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               Address for Highfields Capital Management, Highfields GP,
               Mr. Jacobson and Mr. Grubman:
               c/o Highfields Capital Management LP, 200 Clarendon Street, Boston, Massachusetts 02117
               -----------------------------------------------------------------

----------------------                                     --------------------
  CUSIP No. 651426108                13G                    Page 7 of 10 Pages
----------------------                                     --------------------


Item 2(c).     Citizenship:

               Highfields Capital Management - Delaware
               Highfields GP - Delaware
               Richard L. Grubman - United States
               Jonathon S. Jacobson - United States
               -------------------------------------------------------------

Item 2(d).     Title of Class of Securities:

               Depositary Receipts
               -------------------------------------------------------------

Item 2(e).     CUSIP Number:

               651426108
               -------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

       (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

       (d) [_] Investment company registered under Section 8 of the Investment Company Act.

       (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

       (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

----------------------                                     --------------------
  CUSIP No. 651426108                13G                    Page 8 of 10 Pages
----------------------                                     --------------------

Item 4.  Ownership.

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

  (a)  Amount beneficially owned:

       1,466,000 Depositary Receipts
       -----------------------------

  (b)  Percent of class:

       5.2%
       -------------------------------------------------------

  (c)  Number of shares as to which such person has:

       (i)   Sole power to vote or to direct the vote 1,466,000
                                                      ---------

       (ii)  Shared power to vote or to direct the vote    -0-
                                                       -----------

       (iii) Sole power to dispose or to direct the disposition of 1,466,000
                                                                   ---------

       (iv)  Shared power to dispose or to direct the disposition of    -0-
                                                                    ----------

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         The shares to which this filing by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman relates are beneficially owned by the Funds, each of which has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Fund and none of which owns 5% or more of the securities to which this filing pertains. Highfields Capital Management serves as the Investment Manager to each of the Funds.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

----------------------                                     --------------------
  CUSIP No. 651426108                13G                    Page 9 of 10 Pages
----------------------                                     --------------------

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------------------                                     ---------------------
  CUSIP No. 651426108                13G                    Page 10 of 10 Pages
----------------------                                     ---------------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            June 16, 2000
                    ---------------------------------
                                  Date

                    HIGHFIELDS CAPITAL MANAGEMENT LP

                    By: Highfields GP LLC,
                        its General Partner

                    /s/ KENNETH H. COLBURN
                    -----------------------
                           Signature

                    Kenneth H. Colburn, Authorized Signatory
                    ----------------------------------------
                                    Name/Title

                    HIGHFIELDS GP LLC

                    /s/ KENNETH H. COLBURN
                    -----------------------
                           Signature

                    Kenneth H. Colburn, Authorized Signatory
                    ----------------------------------------
                                    Name/Title

                    JONATHON S. JACOBSON

                    /s/ KENNETH H. COLBURN
                    -----------------------
                           Signature

                    Kenneth H. Colburn, Attorney-in-Fact
                    ------------------------------------
                                  Name/Title

                    RICHARD L. GRUBMAN

                    /s/ KENNETH H. COLBURN
                    -----------------------
                           Signature

                     Kenneth H. Colburn, Attorney-in-Fact
                     ------------------------------------
                                  Name/Title